As filed with the Securities and Exchange Commission on August 10, 2009.

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PNM Resources, Inc.
(Exact name of registrant as specified in its charter)

New Mexico	85-0468296
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick T. Ortiz, Esq.
Senior Vice President, General Counsel and Secretary
PNM Resources, Inc.
414 Silver Street SW
Albuquerque, New Mexico 87102
Telephone: (505) 241-2896
Fax: (505) 241-2368
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles L. Moore, Esq. Associate General Counsel PNM Resources, Inc. Alvarado Square Albuquerque, New Mexico 87158 Tel. 505-241-4935 Fax. 505-241-2393	Jill M. Webb, Esq. Troutman Sanders LLP 1001 Haxall Point Richmond, Virginia 23219 Tel. 804-697-1441 Fax. 804-698-5198

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	3,308,998 shares (1)	$12.29 (2)	$40,667,585.42 (2)	$1,208.10 (3)

(1)
On November 21, 2008, pursuant to Rule 424(b)(5), the Registrant filed a Prospectus Supplement to Registration Statement on Form S-3ASR File No. 333-136713, whereby the Registrant registered 3,417,003 shares of its Common Stock, no par value, for offering via its PNM Resources, Inc. Direct Plan (a stock purchase and dividend reinvestment plan).  Those 3,417,003 shares had been previously registered pursuant to Registration Statement on Form S-3 File No. 333-100186 filed by the registrant on September 30, 2002 and were not sold thereunder, but Form S-3 File No. 333-100186 expired on November 30, 2008.  Registration Statement on Form S-3ASR File No. 333-136713 will expire on August 17, 2009, necessitating the filing of this Registration Statement.  Upon the filing of the Prospectus Supplement on November 21, 2008, the Registrant paid a registration statement fee of $1,095.79 for the registration of the 3,417,003 shares, which fee was based on a proposed maximum offering price per share of $8.16, which was the average of the high and low sale prices of the Registrant’s common stock as reported on the New York Stock Exchange on November 20, 2008.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low sale prices of the registrant’s common stock as reported on the New York Stock Exchange on August 6, 2009.

(3)
In accordance with Rule 457(p) of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, the filing fee due for this Registration Statement ($2,269.25) has been reduced by offsetting  $1,061.15 in fees associated with 3,308,998 shares of common stock, as unsold securities, registered under Registration Statement No. 333-136713 filed by the Registrant on August 18, 2006, such fee having been paid at the time the Prospectus Supplement was filed pursuant to 424(b)(5) on November 21, 2008.

PROSPECTUS

PNM RESOURCES, INC.
DIRECT PLAN
(a stock purchase and dividend reinvestment plan)
3,308,998 SHARES
COMMON STOCK
(no par value)

PNM Resources, Inc., a New Mexico corporation, is an investor-owned holding company of energy and energy-related businesses.  With this Prospectus, we are offering you the opportunity to participate in our PNM Resources, Inc. Direct Plan (the “Plan” or “PNM Resources Direct”).  The Plan provides investors with a convenient and economical way to purchase shares of our common stock, and to reinvest cash dividends in additional shares of our common stock.

We may use newly issued shares, treasury shares, market shares, or a combination thereof as the source of our common shares purchased by participants under the Plan.  The investment price of our common stock purchased on the open market will be the weighted average price, including the applicable trading fee (currently $0.06 per share), for the relevant investment date.  The price of our common stock purchased directly from us will be the average of the high and low sales prices of shares of our common stock reported on the New York Stock Exchange (“NYSE”) on the dividend payment date or investment date, as the case may be.  The common stock of PNM Resources is traded on the NYSE under the ticker symbol PNM. The closing price of our common stock on August 6, 2009 was $12.28.

Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan.  You should carefully read this prospectus to find out more about the Plan.  If you wish to continue your participation in the Plan, you do not need to do anything at this time.  If you are currently a participant, and after reviewing this prospectus, you do not wish to continue participation in the Plan, you should contact the Plan Administrator.  You may terminate your participation in the Plan at any time.

Investing in our shares of common stock involves risks.   See “RISK FACTORS” on page 1 and “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” on page 3 of this prospectus.

The Plan does not represent a change in the dividend policy of PNM Resources. The payment of dividends is at the discretion of our board of directors and will depend on future earnings, our financial condition and other factors.  Our board may change the amount and timing of dividends at any time and without notice.

Our principal executive offices are located at Alvarado Square, Albuquerque, NM 87158.  The telephone number is (505) 241-2700.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any  representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2009.

TABLE OF CONTENTS

Prospectus

i

PNM RESOURCES, INC
DIRECT PLAN

(a stock purchase and dividend reinvestment plan)

PLAN HIGHLIGHTS

•	You can open your PNM Resources Direct account with an initial investment of just $50.00.

•	Other than a trading fee (currently $0.06 per share), you will not incur any transaction costs or brokerage charges to purchase shares through PNM Resources Direct.

•	You pay no trading fee or any other service charge for reinvesting your cash dividends in additional shares of our common stock.

•	Interested new investors and participants may enroll or make changes to their individual plan options on-line through Investor ServiceDirect® at www.bnymellon.com/shareowner/isd.

•	You may purchase additional shares of our stock through cash payments made by check, on-line through Investor ServiceDirect® or by automatic monthly withdrawals from a checking or savings account.

•	Investments of cash and cash dividends in our common stock will normally be made within 5 business days of receipt.

•	Under certain circumstances, PNM Resources may waive the maximum investment limit of $100,000.00 per year in order to raise additional capital through the sale of newly issued shares under the Plan.

•	The Plan Administrator is The Bank of New York Mellon.

You do not have control or authority to direct the price or time at which common stock is purchased or sold for Plan accounts.  Therefore, you bear market risk associated with fluctuations in the price of common stock as the price of common stock may go up or down before a purchase or sale is made for your account.

ii

ABOUT THIS PROSPECTUS

This prospectus describes the specific terms of PNM Resources Direct. You should read this entire prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” herein.

You should rely only on the information contained or incorporated by reference in this prospectus and any free writing prospectus prepared by or on behalf of us, or information to which we have referred you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “PNMR,” “PNM Resources,” “we,” “our” and “us” refer to PNM Resources, Inc. Unless otherwise indicated, financial information included or incorporated by reference herein is for PNM Resources, Inc. and its subsidiaries on a consolidated basis.

iii

PNM RESOURCES, INC.

PNM Resources is an investor-owned holding company of energy and energy-related businesses.  Our primary subsidiaries are Public Service Company of New Mexico (“PNM”), Texas-New Mexico Power Company, (“TNMP”), and First Choice Power, L.P., (“First Choice”). In addition, we have a 50 percent ownership interest in Optim Energy, LLC, (“Optim Energy”), an energy company not subject to traditional utility rate regulation.

PNM is an integrated electric public utility with regulated operations primarily engaged in the generation, transmission, distribution and sale of electricity and unregulated operations primarily focused on the sale and marketing of electricity into the wholesale market in the western United States.  TNMP is a regulated electric utility providing transmission and distribution services in Texas.  First Choice is a competitive retail electric provider operating in Texas.

Optim Energy was formed in January 2007 by PNMR and ECJV Holdings, LLC (“ECJV”), a wholly-owned subsidiary of Cascade Investment, L.L.C., one of PNMR’s largest shareholders, to focus on unregulated electric operations, principally in the areas of Texas covered by the Electric Reliability Council of Texas, including the development, operation and ownership of diverse generation assets and wholesale marketing.

Our executive office is located at Alvarado Square, Albuquerque, New Mexico 87158, and our telephone number is (505) 241-2700.

RISK FACTORS

Before you invest in our common stock, you should carefully consider the risks set forth in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, both of which are incorporated by reference in this prospectus. See also “Where You Can Find More Information” about future filings which we will make with the Securities and Exchange Commission (“SEC”), some of which may contain additional risk factors, and are incorporated by reference into this prospectus and “Special Note Regarding Forward-Looking Statements” on page 3 below. If any of the risks actually occurs, our business, financial condition, results of operations and cash flows could be harmed.  In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Please note that you do not have control or authority to direct the price or time at which common stock is purchased or sold for Plan accounts.  Therefore, you bear market risk associated with fluctuations in the price of common stock as the price of common stock may go up or down before a purchase or sale is made for your account.

WHERE YOU CAN FIND MORE INFORMATION

PNMR files annual, quarterly and current reports and other information with the SEC. You may read and copy these documents at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

PNMR’s Internet address is www.pnmresources.com. The contents of the website are not a part of the registration statement of which this prospectus is a part. PNMR’s filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, are accessible free of charge at www.pnmresources.com as soon as reasonably practicable after PNMR electronically files such material with, or furnishes it to, the SEC. These reports are also available upon request in print from us free of charge.

PNMR is “incorporating by reference” in this prospectus information PNMR files with the SEC, which means that PNMR is disclosing important information to you by referring you to those documents. Our combined filings with the SEC present separate filings by PNMR, PNM and TNMP. Information contained therein relating to an individual registrant is filed by that registrant on its own behalf and each registrant makes no representation as to information relating to other registrants. The information PNMR incorporates by reference is considered to be part of this prospectus, unless PNMR updates or supersedes that information by the information contained in this prospectus or the information PNMR files subsequently with the SEC that is incorporated by reference in this prospectus. PNMR is incorporating by reference the following documents that it has filed with the SEC (except those portions of filings that relate to PNM or TNMP as separate registrants), other than any information in these documents that is deemed not to be “filed” with the SEC:

•	PNMR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed on March 2, 2009;

•	PNMR’s Proxy Statement on Schedule 14A as filed on April 8, 2009;

•	PNMR’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 as filed on May 6, 2009 and August 5, 2009, respectively;

•	PNMR’s Current Reports on Form 8-K, as filed on February 4, 2009, February 20, 2009, March 13, 2009, March 27, 2009, April 10, 2009, May 6, 2009, May 19, 2009, May 26, 2009, and July 30, 2009; and

•
the description of our common stock contained in our Current Report on Form 8-K filed on December 31, 2001 and any amendment or report filed for the purpose of updating such description, including our Current Reports on Form 8-K as filed on August 17, 2006 and November 21, 2008.

 PNMR also incorporates by reference into this prospectus any filings PNMR makes with the SEC (excluding information furnished under Items 2.02 or 7.01 of Current Reports on Form 8-K) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of the registration statement that contains this prospectus.

You may obtain without charge a copy of any of the documents PNMR incorporates by reference, except for exhibits to such documents which are not specifically incorporated by reference into such documents, by contacting us at PNM Resources, Inc., Alvarado Square, Albuquerque, New Mexico, 87158, Attention: Investor Relations. You may also telephone your request at (505) 241-2868.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this prospectus and the documents incorporated by reference herein, and other documents that we file with the SEC that relate to future events or our expectations, projections, estimates, intentions, goals, targets and strategies, are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates and we assume no obligation or duty to update this information.

Because actual results may differ materially from those expressed or implied by these forward-looking statements, we caution readers not to place undue reliance on these statements. Our business, financial condition, cash flow and operating results are influenced by many factors, which are often beyond our control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. These factors include:

•
Conditions affecting our ability to access the financial markets or Optim Energy’s access to additional debt financing following the utilization of its existing credit facility, including actions by ratings agencies affecting our credit ratings and the credit ratings of our operating subsidiaries,

•	The recession, its extreme disruption in the credit markets, and its impacts on the electricity usage of our customers,

•	State and federal regulatory and legislative decisions and actions, including the TNMP electric rate case filed in 2008 and appeals of prior regulatory proceedings,

•
The ability of PNM to meet the renewable energy requirements established by the New Mexico Public Regulation Commission (“NMPRC”), including the resource diversity requirement, within the specified cost parameters, and our ability to obtain federal and/or state funding and incentives for the development of alternative or renewable energy,

•
The performance of our generating units, including the Palo Verde Nuclear Generating Station, the San Juan Generating Station, the Four Corners Plant, and Optim Energy generating units, and transmission systems,

•	The risk that Optim Energy is unable to identify and implement profitable acquisitions or that PNMR and ECJV will not agree to make additional capital contributions to Optim Energy,

•	The potential unavailability of cash from our subsidiaries or Optim Energy due to regulatory, statutory or contractual restrictions,

•
The impacts of the decline in the values of marketable equity securities on the trust funds maintained to provide nuclear decommissioning funding and pension and other postretirement benefits, including the levels of funding and expense,

•	The ability of First Choice to attract and retain customers and collect amounts billed,

•	Changes in Electric Reliability Council of Texas protocols,

•	Changes in the cost of power acquired by First Choice,

•	Collections experience,

•	Insurance coverage available for claims made in litigation,

•	Fluctuations in interest rates,

•	Weather,

•	Water supply,

•	Changes in fuel costs,

•	Availability of fuel supplies,

•
The risk that replacement power costs incurred by PNM related to not meeting the specified capacity factor for its generating units under its emergency fuel and purchased power adjustment clause will not be approved by the NMPRC,

•	The risk that PNM may not be able to renew rights-of-way on Native American lands or that the costs of rights-of-way are not allowed to be recovered through rates charged to customers,

•	The effectiveness of risk management and commodity risk transactions,

•	Seasonality and other changes in supply and demand in the market for electric power,

•	Variability of wholesale power prices and natural gas prices,

•	Volatility and liquidity in the wholesale power markets and the natural gas markets,

•	Uncertainty regarding the ongoing validity of government programs for emission allowances,

•	The risk that the resolution of the bankruptcy of Lyondell Chemical Company results in significant adverse impacts on the operations of the Altura Cogen facility and Optim Energy,

•	Changes in the competitive environment in the electric industries,

•
The risk that we, our subsidiaries and Optim Energy may have to commit to substantial capital investments and incur additional operating costs to comply with new environmental control requirements including possible future requirements to address concerns about global climate change,

•	The risks associated with completion of generation, transmission, distribution and other projects, including construction delays and unanticipated cost overruns,

•	The outcome of legal proceedings,

•	Changes in applicable accounting principles, and

•	The performance of state, regional and national economies.

SUMMARY OF THE PLAN

The following summary of the Plan may omit certain information that may be important to you.  If you wish to receive a copy of the actual text of the Plan filed with the SEC as Exhibit 99.1 to our Current Report on Form 8-K filed August 31, 2006, please contact: PNM Resources, Inc., Investor Relations, Alvarado Square, Albuquerque, New Mexico  87158, telephone (505) 241-2868.

Purpose

The purpose of the Plan is to provide new and existing shareholders with a convenient and economical method of investing cash and cash dividends in shares of our common stock.  Since new shares of our common stock, or shares held in our treasury, may be purchased directly from us, we may receive additional funds for general corporate purposes.

Nothing in this prospectus, the documents incorporated by reference herein or other Plan information represents a recommendation by PNM Resources or anyone else that any person buy or sell PNM Resources common stock.  We urge you to read this prospectus thoroughly before you make your own independent decision regarding whether or not to invest in PNM Resources common stock through this Plan.

The value of shares of PNM Resources common stock may increase or decrease from time to time.  A Plan participant, like the owner of directly held shares, bears all risk of loss that may result from market fluctuations in the price of our common stock.  Unlike an individual stock brokerage account, however, a Plan participant does not have control or authority to direct the price or time at which common stock held under the Plan for the Participant is purchased or sold.  We cannot guarantee that shares purchased under the Plan will, at any particular time, be worth more than their purchase price.  The Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or any other entity does not insure Plan accounts.

Participation—How to Join

First time investors:

After you have read this prospectus, you may complete the Enrollment Form included, or, you may enroll on-line through Investor ServiceDirect® at www.bnymellon.com/shareowner.  Click the “InvestDirect Search” button, at the “easy search” screen select the ticker symbol button and enter PNM, then follow the instructions for authorizing your initial investment and indicate whether you want to participate in the full or partial dividend reinvestment portion of the Plan.  Partial reinvestment of dividends is only available to participants owning 100 or more shares of our common stock.  Participants who fail to make any election will be enrolled in full dividend reinvestment until they make a different election.

All investments must be made in U.S. dollars and drawn on a U.S. bank.

You may make your initial investment by:

1.	authorizing an electronic debit of at least $50.00 but not more than $10,000.00 from your U.S. bank account. This alternative is available to on-line investors only; or

2.
mailing a check for at least $50.00 up to a maximum of $10,000.00 per transaction, not to exceed $100,000.00 per year, drawn on a U.S. bank account to the Plan administrator along with your Enrollment Form.

Follow the instructions on the on-line Enrollment Wizard to indicate your selection and, if paying by check, print out the instruction sheet and submit the sheet as indicated with your check, together with your Enrollment Form.  You can then make an election to have your dividends reinvested and/or make optional cash investments as described more fully below.

The Plan Administrator may confirm certain transactions affecting the amount of shares in your Plan account and produce Plan statements in paper form from time to time and will mail these to you at the address you give when you enroll in the Plan.

Current shareholders:

Our shareholders whose common stock is registered with us are automatically eligible to participate in the dividend reinvestment portion of the Plan, and may make optional cash investments and sell shares through the Plan.  You may elect to fully invest any cash dividends in additional shares of our common stock or, if you own 100 shares or more, you may elect to invest a portion of your cash dividends.  You may also elect to have your dividend paid to you in cash.  If you are enrolled in the Plan and fail to select any dividend reinvestment option, you will be deemed to have elected the full dividend reinvestment option.  Shareholders owning less than 100 shares are no longer automatically enrolled in the Plan.

You will have access to your account on-line through Investor ServiceDirect® at www.bnymellon.com/shareowner/isd and by telephone at 1-877-663-7775.  Shareholders of record owning less than 100 shares will receive annual account statements, while shareholders of record owning 100 shares or more will receive quarterly account statements.

Dividend payments not reinvested will be paid to you in the usual manner.

For current shareholders and new investors:

You may sign up for automatic monthly investments, change your investment amount or make additional investments at any time by accessing your account on-line through Investor ServiceDirect® at www.bnymellon.com/shareowner/isd and using the account management feature or by telephone at 1-877-663-7775.

You may establish additional investment accounts for children or dependents by following the instructions on the on-line Enrollment Wizard applicable to custodial or trust accounts or by telephone at 1-877-663-7775.

How the Optional Cash Investments Work

In addition to having your dividend payments reinvested in our common stock, you may buy additional shares by investing a minimum of $50.00 and up to $10,000.00 at any one time not to exceed the “maximum” of $100,000.00 per year.  You may submit your optional cash investments by check or by authorizing electronic transfers.  Do not send cash or money order.  You can make individual automatic deductions from your bank account through Investor ServiceDirect® by accessing your account on-line through the Plan Administrator’s website www.bnymellon.com/shareowner/isd.  Upon receipt of the funds, the Plan Administrator will normally invest initial and optional cash investments at least once every five (5) business days.

Optional cash investments of more than $100,000.00 per year by any current participant and any initial cash investment by a new investor in excess of $100,000.00 may only be made pursuant to a request for waiver that has been granted by us as described in more detail on page 15 of this prospectus.  Investors may make individual cash investments or invest regularly over a period of time.

Your Funds Will Be Fully Invested

Funds invested pursuant to the Plan are fully invested in whole and fractional shares (computed to four decimal places) of our common stock either through the purchase of shares directly from us or the purchase of shares in the open market (or through a combination of these methods).  We pay dividends on both whole shares and fractions of shares.

Share Safekeeping

For your convenience, shares purchased through the Plan will be maintained by the Plan Administrator in non-certificated (book-entry) form.  Additionally, the Plan offers a “safekeeping” service whereby you may deposit, free of any service charges, certificates representing your shares of common stock and have your ownership of such common stock maintained on the Plan Administrator’s records as part of your account.  This feature protects against loss, theft or destruction of stock certificates.  A share certificate will be delivered to you free of charge, upon request.

You May Sell, Withdraw or Transfer Your Shares at Any Time

You may sell or withdraw shares of our common stock credited to your account, including those shares deposited into the Plan for safekeeping, through the Plan.  Currently there is a $15.00 processing fee, plus a trading fee of $0.06 per share, for sale transactions and liquidations.  A statement will be mailed to you for each transaction that takes place.  Additionally, you may transfer or make gifts to others of our common stock by contacting the Plan Administrator.  There is no fee for this service.

Plan Administrator

The Bank of New York Mellon will administer the Plan and act as agent for the participants.  The Bank of New York Mellon along with its designated affiliates and other agents will perform certain services for the Plan.

You may contact the Plan Administrator as directed below:

Call The Bank of New York Mellon:                                                         1-877-663-7775
On-line over the Internet at:                                                                      www.bnymellon.com/shareowner
  International Telephone Inquiries:                                                          1-201-680-6578
  For the Hearing Impaired (TDD):                                                             1-800-231-5469

You may write the Plan Administrator at the following address:

The Bank of New York Mellon
P.O. Box 358035
Pittsburgh, PA  15252-8035

Please include your daytime telephone number, your Investor I.D. and a reference to PNM Resources, Inc. on all correspondence.

TERMS AND CONDITIONS OF THE PLAN

Am I Eligible to Participate in the Plan?

You are eligible to participate in the Plan if you meet the requirements outlined below.

•
If you do not currently own our stock.  If you do not currently own any of our stock you may join the Plan, after receiving a copy of this prospectus, by making an initial investment of at least $50.00, but not more than $10,000.00.  Investments must be made in U.S. currency drawn on a U.S. bank.  Prior to investing in our common stock, each participant is responsible for reviewing the applicable laws of his or her country of residence to determine if there are any restrictions on investment.

You can get started in the Plan by enrolling on-line through Investor ServiceDirect® at www.bnymellon.com/shareowner (see Participation – How to Join) or by returning a completed Enrollment Form to the Plan Administrator, along with your check payable to PNM Resources Direct/BNY Mellon.  Do not send cash or money order.  The Plan Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment.  Please allow two (2) weeks for your account to be established, initial shares to be purchased and a statement to be mailed to you.

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If you currently own our stock.  If you already own shares of our common stock and the shares are registered in your name, you may join the dividend reinvestment portion of the Plan by enrolling on-line (see Participation – How to Join) by telephone or by returning a completed Enrollment Form to the Plan Administrator.  As a participant, you will also be eligible for the optional purchase portion of the Plan.  Shareholders owning less than 100 shares are no longer automatically enrolled in the Plan.

If your shares are held in a brokerage, bank or other intermediary account, and you wish to participate directly in the Plan, you should instruct your broker, bank or trustee to register some or all of your shares of our common stock directly in your name.

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If you are already enrolled.  If you are currently enrolled in the Plan, and do not want to change your participation, no further action is required for your continued participation.  However, if you wish to change your participation in any way (e.g., from partial to full reinvestment), you must submit a new Enrollment Form or access the account management feature on-line through Investor ServiceDirect® at www.bnymellon.com/shareowner/isd or by telephone at 1-877-663-7775. If you own less than 100 shares of our stock, partial reinvestment of cash dividends is not available.

What are my investment options?

Once enrolled in the Plan, you may purchase additional shares of common stock through reinvestment of your dividends and/or by cash investments as described below:

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Dividend reinvestment.  If you are a shareholder of record and enrolled in the Plan, you may choose to fully invest your cash dividends in shares of our common stock. If you are a shareholder of record owning 100 shares or more, you may choose to reinvest all or a portion of the regular cash dividends paid on your shares held in the Plan toward the purchase of additional shares of our common stock.  In addition, you will receive a quarterly account statement.  If you own less than 100 shares, you may elect to fully invest your dividends, but you may not elect the partial reinvestment option, and you will receive an annual account statement.  Regardless of the number of shares you own, as a participant, you will have electronic access to your account on-line through Investor ServiceDirect® at www.bnymellon.com/shareowner or by telephone at 1-877-663-7775.

You may change your dividend reinvestment election at any time by notifying the Plan Administrator.  For a particular dividend to be reinvested, your notification must be received before the record date for that dividend.  (The record date is approximately 14 days before the dividend payment date.)

You may, of course, choose not to reinvest any of your dividends, in which case the Plan Administrator will remit any dividends to you by check or automatic deposit to a bank account you designate.

If you elect to reinvest your dividends, you must choose one of the following:

•	Full dividend reinvestment. This means you will purchase additional shares through the Plan by investing all your cash dividends.

•
Partial dividend reinvestment.  If you own 100 shares or more and choose to reinvest less than all your dividends, you may receive a cash dividend payment based on the number of full shares you specify and reinvest the dividends on all remaining shares.  This allows you to receive a fixed amount of cash each quarter (assuming the dividend stays the same).  This option is not available if you own less than 100 shares.

If you are enrolled in the Plan and fail to choose any dividend reinvestment option (full, partial or cash), you will be deemed to have elected the full dividend reinvestment option until you elect otherwise. Shareholders owning less than 100 shares are no longer automatically enrolled in the Plan.

•
Optional cash investments.  You may purchase additional shares of our common stock by using the Plan’s optional cash investment feature.  You must invest at least $50.00 up to $10,000.00 at any one time but not more than $100,000.00 per year.  Upon receipt of your funds, the Plan Administrator will invest initial and additional cash investments as promptly as practicable, normally at least once every 5 business days.

Shares will be posted to your account in whole and fractional shares immediately upon settlement, usually within 3 business days.  You will receive a confirmation of your transaction by paper statement at the postal address you give us when you enroll in the plan.

In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest your funds within 35 days, the Plan Administrator will return the funds to you by check.  No interest will be paid on funds held by the Plan Administrator pending investment.

For automatic monthly purchases, the amounts you have authorized will be withdrawn from your banking account on the 24th day of each month, or the next succeeding business day if the 24th falls on a weekend or holiday.  The funds will be credited to your account and invested within 5 business days of receipt by the Plan Administrator.

The Plan Administrator will use your investment to purchase as many full and fractional shares as possible.  Fractional share amounts will be computed to four decimal places.

You may make optional cash investments by sending a check (not cash) to the Plan Administrator payable to PNM Resources Direct/BNY Mellon, or by authorizing individual electronic transfers from your bank account by accessing your account on-line through Investor ServiceDirect® at bnymellon.com/shareowner/isd.  To facilitate processing of your investment when you send a check, please use the transaction stub attached to your Plan statement.  Mail your investment and transaction stub to the address specified on the statement.  A $35.00 fee will be assessed for a check or electronic debit that is returned for insufficient funds.  Please see the fee schedule attached as Appendix A.

How are my shares typically purchased and how is the purchase price for the shares determined?

Shares of our common stock purchased under the Plan will be, at our election, newly issued shares purchased directly from us, treasury shares purchased directly from us, shares purchased by a broker, or a combination thereof.  If shares are purchased under the Plan directly from us and by the Plan Administrator through its broker, each participant’s Plan account will be credited with its pro rata portion of the number of shares purchased directly from us and by the broker.  We have full discretion as to whether the common stock purchased under the Plan will be purchased on the open market or purchased directly from us, based on our need for capital.

•
Common Stock purchased in the open market.  The investment price of our common stock purchased in the open market with reinvested dividends, with initial cash investments or with optional cash investments will be the weighted average price, including applicable brokerage trading fees, incurred in connection with the purchase of such shares for the relevant investment date.  No interest will be paid on funds held by the Plan Administrator pending investment.  The Plan Administrator will normally invest cash dividends within 5 business days of the dividend payment date and will normally invest initial and optional cash investments at least once every 5 business days.  The brokerage trading fee is currently $0.06 per share.  We will pay this fee for shares purchased with reinvested dividends and so the weighted average price for such shares will not include this trading fee.  See Appendix A.

•
Common Stock purchased directly from us.  The price of our common stock purchased directly from us with reinvested dividends, initial cash investments or optional cash investments will be the average of the high and low sale prices of shares of our common stock reported on the NYSE on the dividend payment date, initial cash investment date or optional cash investment date, as the case may be.  No interest will be paid on funds held by the Plan Administrator pending investment.  The Plan Administrator will normally invest initial and optional cash investments at least once every 5 business days.

The “weighted average price” used to calculate the investment price of open market purchases assumes the use of multiple open market purchases to invest plan participant investments.  For example, if plan investments required the acquisition of 5,000 shares for allocation to 100 investors and the plan needed the following three separate purchases in the open market to acquire the 5,000 shares, the weighted average would be calculated as follows:

1,000 shares @ $12.50 =   $12,500.00
3,000 shares @ $12.75 =   $38,250.00
1,000 shares @ $12.625 = $12,625.00
           $63,375.00 / 5,000 = $12.675

Under the above example, $12.675 would be the investment price of our common stock purchased on the open market with reinvested dividends.  The current trading fee paid by participants for common stock purchased on the open market for initial and optional cash investments is $0.06 per share.  Thus, under the above example, $12.735 would be the investment price of our common stock purchased on the open market so that an initial or optional cash investment of $1,000.00 would purchase 78.5238 shares as shown below:

Your investment                                           $1,000.00

Weighted average share price                    $12.675
Brokerage trading fee                                   $  0.060
Total price per share                                     $12.735

Total shares purchased =$1,000.00/$12.735 = 78.5238

The same computational method, however, is not used for shares purchased directly from us because shares purchased in the open market are based upon specific open market transactions that need to be allocated to participants at actual cost.  Newly issued shares issued by the Company are not based on specific transactions that need to be allocated but are based on the market, for that day, which is determined based on the average of the low and the high prices of the common stock for the entire day.

Thus, for shares purchased directly from the Company, the issuance price of those shares will be based on the average of the high and low prices of stock trades during the day.  If, for example, there were only three trades on a day, at prices indicated in the previous example for market purchases, the average of the high and low prices would be $12.625 per share (($12.50 + $12.75)/2).

Your account will be credited with that number of shares, including fractional shares computed to four decimal places, equal to the amount invested with respect to your Plan account, divided by the price per share of such shares for all purchases for all Plan participants during the applicable period.

You do not have control or authority to direct the price or time at which common stock is purchased or sold for Plan accounts.  Therefore, you bear market risk associated with fluctuations in the price of common stock as the price of common stock may go up or down before a purchase or sale is made for your account.

Unless you request one, certificates for shares of common stock purchased under the Plan will not be issued.  The number of shares purchased for your account under the Plan will be shown on your statement of account in book-entry form.

Certificates for any number of whole shares credited to your account under the Plan will be issued upon your request.  Any remaining full shares and fractions of a share will continue to be credited to your account.  Certificates for fractions of shares will not be issued.

How do I sell my shares out of the Plan?

You may sell any number of shares held in book-entry form by notifying the Plan Administrator by phone at 1-877-663-7775, by accessing your account on-line through Investor ServiceDirect® at www.bnymellon.com/shareowner/isd or in writing.  Your sale request will be processed and your shares will, subject to market conditions and other factors, generally be sold within 24 hours of receipt of your request.  The sale price will be the weighted average price of all shares sold for Plan participants during the period.  Please note that the Plan Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sales or issuance requests.  All requests are final.  The Plan Administrator will mail a check to you (less applicable sales fees) on the settlement date, which is 3 business days after your shares have been sold.  Please allow an additional 5 to 7 business days from the settlement date for the post office to deliver your check.

Currently, there is a $15.00 processing fee, plus a trading fee of $0.06 per share, for sale transactions and liquidations.

Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you would have to request a certificate for your shares from the Plan Administrator prior to such sale.

What is Safekeeping?

Shares of our common stock that you buy under the Plan will be maintained in your Plan account for safekeeping.  You will receive a periodic Plan statement detailing the status of your holdings.  Safekeeping protects your shares against loss, theft or accidental destruction.  Safekeeping also provides a convenient way for you to keep track of your shares.  Only shares held in safekeeping may be sold through the Plan.

If you own additional shares of our common stock in certificated form, you may deposit your certificates into your Plan account, free of charge.  To use this service, send your certificates to BNY Mellon Shareowner Services by registered mail or traceable delivery service with written instructions to deposit them into your Plan account for safekeeping.  The Plan Administrator will provide loss insurance coverage for your certificates with a value not exceeding $100,000.00 in any one shipping package that is mailed to its address at 480 Washington Boulevard, Jersey City, New Jersey 07310 by USPS registered mail or by traceable delivery service.  Do not endorse the certificates or complete the assignment section.

Note:  Mail loss insurance covers only the replacement of shares of stock and in no way protects against any loss resulting from fluctuations in the value of such shares.

May I gift my shares out of the Plan?

You may gift or transfer your shares to any recipient you choose by:

•	making an initial $50.00 cash investment to establish an account in the recipient’s name or

•	transferring shares from your account to the recipient.

You must transfer a whole number of shares unless you transfer your entire account.  You may transfer shares to new or existing shareholders.  The Plan Administrator will automatically place such new accounts in full dividend reinvestment status.  New participants, at their discretion, may elect another option.  If you participate in the dividend reinvestment portion of the Plan and your request to either transfer all your shares or make a partial sale and transfer the balance of your shares is received between the ex-dividend date (the day after the last day during the quarter on which stock can be transferred with the new owner receiving that quarter’s dividend payout), and the dividend record date, the processing of your request may be held until after your account is credited with reinvested dividends.

You must have your signature guaranteed by a financial institution participating in the Medallion Signature Guarantee program.  The Medallion Guarantee program ensures that the individual signing the certificate or transfer instructions is in fact the registered owner as the name appears on the stock certificate or stock power.

If you need additional assistance, please contact the Plan Administrator.

How do I get my stock certificates?

You may withdraw all or some of the shares from your Plan account by notifying the Plan Administrator.  Certificates will be issued for whole shares only.  If your request involves a fractional share, a check (less any applicable fees) for the value of the fractional share will be mailed to you.

Certificates will be issued in the name(s) in which the account is registered, unless otherwise instructed.  If the certificate is issued in a name other than that on your Plan account registration form, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program, as described above.

What are the fees relating to participation in the Plan?

The current fees are described in Appendix A. The Plan Administrator will deduct the applicable fees from the investment amount or proceeds from a sale.

How is my investment tracked?

If you participate in the dividend reinvestment portion of the Plan and you hold 100 shares or more, the Plan Administrator will mail you a quarterly Plan statement showing all transactions (shares, amounts invested, purchase prices) for your account, including year-to-date and other account information.  If you own less than 100 shares, you will receive an annual statement.

Supplemental statements or notices will be sent when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares.

Please retain your Plan statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

You should notify the Plan Administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

How do I terminate participation in the dividend reinvestment portion of the Plan?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Plan Administrator.  The Plan Administrator must receive such notice before the close of business on the record date for any dividend payment in order to terminate your dividend reinvestment participation prior to such dividend payment date.  The Plan Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share.  You may also request the sale of all or part of any such shares or have the Plan Administrator electronically transfer your shares to your brokerage account.

After you terminate your participation in the dividend reinvestment portion of the Plan, you may rejoin at any time by re-enrolling with the Plan Administrator.  However, the Plan Administrator has the right to reject such enrollment if you repeatedly join and withdraw from the Plan, or for any other reason.  The Plan Administrator’s exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.

What are the material federal income tax consequences of my participation in the Plan?

Your reinvested dividends will be treated for federal income tax purposes in the same manner they would have been treated had you received such dividends in cash on the applicable dividend payment date.  Your tax basis in the shares purchased will be equal to the amount of the cash dividends and optional cash investments applied to the purchases of such shares.  Your holding period for the shares acquired pursuant to the Plan will begin on the day after the date the shares are purchased.  You may recognize gain or loss when your shares (including fractional shares) are sold or otherwise disposed of in a taxable exchange, whether by the Administrator on your behalf or by you upon withdrawal of your shares from the Plan.  The amount of such gain or loss will be the difference between the amount you receive for the shares and your tax basis in such shares.  YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES THAT MAY RESULT FROM YOUR PARTICIPATION IN THE PLAN AND THE SUBSEQUENT SALE OR OTHER DISPOSITION OF SHARES ACQUIRED UNDER THE PLAN, INCLUDING THE EFFECT OF ANY APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

OTHER PROVISIONS

How do I view the status of my account?

You can view the status of your account at any time by logging onto Investor ServiceDirect® at www.bnymellon.com/shareowner/isd or by telephoning 1-877-663-7775.  New investors establish a Personal Identification Number (PIN) when setting up their account.  For existing shareholders to gain access, use the 12-digit Investor Identification Number (which can be found in a bolded box on your dividend check stub) to establish a PIN.

How do I change or stop the automatic investment feature?

Simply access your account through Investor ServiceDirect® on www.bnymellon.com/shareowner/isd or by telephoning 1-877-663-7775, choose the “Purchase/Sell” menu and indicate your change in the “Periodic Purchase” selection.  Your request must be received at least three business days before the 24th day of the month.

Plan modification or termination

We reserve the right to suspend, modify or terminate the Plan at any time.  You will receive notice of any such suspension, modification or termination.  We, together with the Plan Administrator, also reserve the right to change any administrative procedures of the Plan.

Suspension or termination

We reserve the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan.  In such event, the Plan Administrator will notify you in writing and will continue to keep your shares safe but will no longer accept optional cash investments or reinvest your dividends.  The Plan Administrator will issue a certificate to you upon request.

Limitation of liability

The Plan provides that neither we nor the Plan Administrator in administering the Plan nor any independent agent will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan.  This includes, without limitation, any claims of liability:

•	for failure to terminate your account upon your death or adjudicated incompetence prior to receiving written notice of such death or adjudicated incompetence; or

•	relating to purchase or sale prices reflected in your Plan account or the dates of purchases or sales of your Plan shares; or

•	for any loss or fluctuation in the market value after purchase or sale of such shares. The foregoing does not represent a waiver of any rights you may have under applicable securities laws.

How do I make an initial or optional cash investment over the maximum yearly amount?

If you wish to make an initial or optional cash investment in excess of $100,000.00 and be eligible for a potential discount from the market price, you must obtain our prior written approval.  To obtain our approval, you must submit a request for waiver.  To make this request, you should obtain a “Request For Waiver” form by contacting the Plan Administrator’s Waiver Department at 1-201-680-5300.  Completed Request For Waiver forms should be sent to the Waiver Department via facsimile at 1-201-680-4688.

If we approve your request, the Plan Administrator will notify you via return facsimile or e-mail.  You must then send the authorized amount to the Plan Administrator in the form of a personal check or electronic funds transfer drawn on a U.S. bank.  The Plan Administrator must receive your investment no later than the close of business on the last day before the applicable pricing period start date.  Any funds received by the Plan Administrator after the applicable date will be returned to the investor without interest.

We have the sole discretion whether to approve any request to make an initial or optional cash investment in excess of the $100,000.00 yearly maximum.  We may grant those requests for waiver in order of receipt or by any other method that we determine to be appropriate.  We also may determine the amount that you may invest pursuant to a waiver.  In deciding whether to approve your request for waiver, we may consider the following material factors:

•
whether, at the time of your request, the Plan Administrator is acquiring shares of common stock for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

•	whether we need cash to fund a specific project at the current time, at some time in the foreseeable future, or whether funds can be used for a general operational purpose;

•
if we decide that there is a need for additional funds, then we would consider whether this Plan was the most beneficial means of raising additional cash compared to an underwritten offering or the issuance of new debt or the use of existing debt financing facilities;

•
whether the potential issue price is above or below book value, the general stock market trends at the time of consideration, the general utility trends regarding stock prices at the time of consideration, and our recent stock price trend;

•	whether you have participated in the Plan in the past, your current level of participation and whether you are known as a short seller of stock;

•	whether granting the waiver request will facilitate obtaining new, diversified and long-term investment in PNM Resources through the Plan; and

•	whether the total amount of waiver requests exceeds our cash-raising goal and if so we may adjust potential investments down if the requests are greater than required to meet our goal.

We will probably not grant waiver requests when the Plan Administrator is acquiring shares in the open market or through privately negotiated transactions.  In addition, if, at the time of your request, we do not need additional funds, determine that issuing new shares is not the most beneficial means of obtaining additional funds, or determine that the purchase price is below book value, then we may not grant your waiver request.

If you do not receive a response from us within 3 business days of submitting your waiver request, you should assume that we have denied your request.

If requests for a waiver are submitted for any pricing period for an aggregate amount in excess of the amount we are then willing to accept, we may honor these requests in order of receipt,  or by any other method that we determine, in our sole discretion, to be appropriate.

We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible registered holders or beneficial owners of our common stock for any reason whatsoever including eliminating practices that are inconsistent with the purposes of the Plan, which are to provide a convenient and economical method of investing in our stock and to encourage long-term investment.  If it becomes apparent that an individual is buying and immediately selling our common stock to take advantage of the discount provision described below, we will take action to prevent that type of activity, e.g., by not granting any future waiver requests for that person.

Once a waiver request for a cash investment over $100,000.00 has been granted, how are shares priced and purchased?

Shares purchased pursuant to a granted waiver request will be purchased directly from us.  If a request for waiver is approved, the price of shares purchased from us pursuant to the request for waiver will be determined using a pricing period of not less than 1 but not more than 10 trading days as determined by us commencing on a date set by us. Initial and optional cash investments made pursuant to a request for waiver will be applied to the purchase of shares of common stock as soon as practicable on or after the business day following the last day of the pricing period.  This date is referred to as the “Waiver Investment Date”.

Initial and optional cash investments made pursuant to a request for waiver will be acquired at a price equal to the average of the daily high and low sales prices computed up to 7 decimal places, if necessary, of our common stock as reported on the New York Stock Exchange, or NYSE, only, and not a Composite Average, for the applicable trading days immediately preceding the Waiver Investment Date (assuming that we do not set a threshold price for the pricing period or offer a discount from the purchase price as discussed further below).  A “trading day” is any day on which our stock is reported as bought or sold over the NYSE.    All funds properly received by the Plan Administrator up to the close of business on the last business day before the pricing period begins will be invested by the Plan Administrator in shares of PNM Resources common stock as soon as practicable on or after the Waiver Investment Date.    Funds received after this date will be returned to you without interest.  Setting a particular 1-10 trading day pricing period for a particular Waiver Investment Date will not affect the setting or a pricing period for any other Waiver Investment Date.

For purposes of determining the price per share for investments made pursuant to a request for waiver, we may set a minimum purchase price per share, or Threshold Price, for any pricing period.  This Threshold Price is a minimum price that would be used under an alternative method for setting the per share purchase price that is described in the next paragraph.  We will determine whether to set a Threshold Price, and, if so, its amount, at least 3 business days before the first day of the pricing period.  We will notify the Plan Administrator of the Threshold Price, if any.  In deciding whether to set a Threshold Price, we will consider one, all or a combination of the following factors:

•	the general trend of the stock market as a whole, the general trend of the utility sector of the stock market, and the general trend of our stock.

•	whether any previous offerings under the waiver provisions of the Plan been over or under subscribed.

•	do we have an immediate need for the cash, do we foresee an upcoming transaction that will require new cash and are there external events affecting the decision.

Participants may ascertain whether a Threshold Price has been set or waived for any given pricing period by calling the Plan Administrator’s Waiver Department at 1-201-680-5300 or such other number as we may establish from time to time.

We will fix the Threshold Price for a pricing period as a dollar amount that the average of the high and low sales prices as reported by the NYSE for each trading day of that pricing period (not adjusted for discounts, if any) must equal or exceed.  We will exclude from the pricing period and from the determination of the purchase price any trading day within the pricing period that does not meet the Threshold Price.  Thus, for example, if we choose to use a 10 day pricing period and the Threshold Price is not met for 2 of the 10 trading days in a pricing period, then we will base the purchase price upon the remaining 8 trading days in which the Threshold Price was met.

In addition, we will return a pro rata portion of each cash investment made pursuant to an approved request for waiver for each trading day of a pricing period for which the Threshold Price is not met as soon as reasonably practical after the pricing period, without interest.  The returned amount will be a percentage of the cash investment corresponding to the percentage of trading days below the Threshold Price.  Thus, for example, if we chose a 10 day trading period and  the Threshold Price is not met for 2 of the 10 trading days in a pricing period, then we will return two-tenths (2/10th or 20%) of the initial or optional cash investment to you without interest after conclusion of the pricing period.  This does not constitute a discount to the purchase price; however, it does reduce the total number of shares that you may purchase with respect to a Waiver Investment Date.

The establishment of the Threshold Price and the possible return of a portion of the payment apply only to initial or optional cash investments exceeding $100,000.00 per year made pursuant to a granted request for waiver.  Setting a Threshold Price for a pricing period will not affect the setting of a Threshold Price for any other pricing period.  We may waive our right to set a Threshold Price for any particular pricing period.  Neither we nor the Plan Administrator are required to give you notice of the Threshold Price for any pricing period.  We may alter or amend at our sole discretion these pricing periods at any time and from time to time, prior to the commencement of any pricing period and prior to the granting of any waiver with respect to such period.

At our sole discretion, we may offer participants making a cash investment in excess of $100,000.00 a discount of up to 3% from the regular purchase price on any particular Waiver Investment Date.    The maximum discount rate, if any, on initial or optional cash investments in excess of $100,000.00 per year may be obtained at least 3 business days before the first day of the applicable pricing period by calling the Plan Administrator’s Waiver Department at 1-201-680-5300.

Setting a discount from the purchase price for initial and optional cash investments in excess of $100,000.00 per year for a particular pricing period will not affect the setting of a discount for any other pricing period.  We may increase, decrease, or waive our right to set a discount from the purchase price for any particular pricing period.  Neither we nor the Plan Administrator is required to give you notice of the discount for any pricing period.  When setting the discount, if any, we will consider our capital needs, whether we want to issue equity to meet our capital needs and how quickly we desire to close the investment.  For example, to the extent we desire to issue equity in a particular pricing period to meet our capital needs, we are more likely to establish a discount to encourage participants to make cash investments.

USE OF PROCEEDS

We expect to use the net proceeds received from the issuance and sale of common stock offered hereby to repay debt and for general corporate purposes, including capital expenditures.

DESCRIPTION OF COMMON STOCK

The following descriptions of our common stock and the relevant provisions of the articles of incorporation of PNM Resources, as amended through October 27, 2008 (our “Articles of Incorporation”), and by-laws are summaries and are qualified by reference to our Articles of Incorporation  filed with the SEC as an exhibit to our Current Report on Form 8-K filed November 21, 2008 (incorporated by reference herein) and the by-laws previously filed with the SEC as an exhibit to our Current Report on Form 8-K as filed February 20, 2009 (incorporated by reference herein). The following also summarizes certain applicable provisions of the New Mexico Business Corporation Act and the New Mexico Public Utility Act and those summaries are qualified by reference to those Acts.

Our authorized capital stock consists of 120,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value. As of August 6, 2009, 86,673,174 shares of our common stock and 477,800 shares of our Convertible Preferred Stock, Series A (“Series A Preferred Stock”) were outstanding.  Each share of Series A Preferred Stock is convertible at the option of the holder at any time into 10 shares of common stock, subject to certain anti-dilution adjustments.

Dividend Rights

After giving effect to any prior rights of our preferred stock, we will pay dividends on our common stock as determined by our Board of Directors (the “Board”) out of legally available funds. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.
Unless waived by the holders of at least two-thirds of the number of then outstanding shares of Series A Preferred Stock, no dividend on our common stock shall be determined unless a dividend on the Series A Preferred Stock is declared and paid at the same time in an amount equal to the dividend that would be received by a holder of the number of shares (including fractional shares) of common stock into which such Series A Preferred Stock is convertible on the record date for such dividend.

Voting Rights

Holders of common stock are entitled to one vote for each share held by them on all matters submitted to our shareholders. Holders of our common stock do not have cumulative voting rights in the election of directors. The New Mexico Business Corporation Act and our Articles of Incorporation and by-laws generally require the affirmative vote of a majority of the shares represented at a shareholder meeting and entitled to vote for shareholder action, including the election of directors. Under the New Mexico Business Corporation Act, some corporate actions, including amending the articles of incorporation and approving a plan of merger, consolidation or share exchange, require the affirmative vote of a majority of the outstanding shares entitled to vote, which could include, in certain circumstances, classes of preferred stock.

Our Articles of Incorporation limit the Board to designating voting rights for classes of preferred stock only (1) when dividends on the preferred stock are not paid, (2) when proposed changes to the Articles of Incorporation would adversely affect preferred shareholders’ rights and privileges or (3) if the Board issues a series of preferred stock convertible into common stock and confers upon the holders of such convertible preferred stock the right to vote as a single class with holders of common stock on all matters submitted to a vote of holders of common stock at a meeting of shareholders other than for election of directors, with the same number of votes as the number of shares of common stock into which the shares of such preferred stock are convertible, provided that at all times the aggregate preferred stock outstanding with such voting rights is convertible into no more than 12 million shares of common stock.  The 477,800 currently outstanding shares of Series A Preferred Stock are convertible into 4,778,000 shares of common stock, subject to certain anti-dilution adjustments.

Holders of each outstanding share of Series A Preferred Stock are entitled to vote as a single class with holders of our common stock on all matters except the election of directors and are entitled to the number of votes corresponding to the number of shares of common stock into which such Series A Preferred Stock is convertible on the record date for determining shareholders entitled to vote.

Our Articles of Incorporation do not allow our directors to create classes of directors.  All directors are elected annually.

Liquidation Rights

In the event we are liquidated or dissolved, either voluntarily or involuntarily, the holders of our preferred stock will have priority (after any of our creditors) with respect to the distribution of assets. After the holders of our preferred stock are paid their aggregate liquidation preference, the holders of our common stock will be entitled, subject to the rights, if any, of the holders of our preferred stock, to share ratably (according to the number of shares held by them) in all of our remaining assets available for distribution.

Each share of Series A Preferred Stock is entitled to a liquidation preference of $1.00 per share.  After that claim is satisfied, holders of our common stock are entitled to, ratably, an amount equal to $1.00, divided by the number of shares of common stock into which a share of Series A Preferred Stock is then convertible, and multiplied by the number of shares of common stock then outstanding.  After that claim is satisfied, all remaining assets will be distributed to the holders of the Series A Preferred Stock and common stock ratably on the basis of the number of shares of outstanding common stock and, in the case of the Series A Preferred Stock, the number of shares of common stock into which the outstanding shares of Series A Preferred Stock are then convertible.

Preemptive Rights

The holders of our common stock do not have a preemptive right to purchase shares of our authorized but unissued shares, or securities convertible into shares or carrying a right to subscribe to or acquire shares, except under the terms and conditions as may be provided by our Board in its sole judgment.

As discussed above, each share of Series A Preferred Stock is convertible at the option of the holder at any time into 10 shares of common stock, subject to certain anti-dilution adjustments.

Listing

Our common stock is listed on the New York Stock Exchange under the “PNM” symbol.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services, 480 Washington Boulevard, Jersey City, New Jersey, 07310.

Certain Other Matters

Our Articles of Incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect include:

•
authorization for our Board to issue our preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights, within the limitations described above, and the extent of the preferences of the shares of any series with respect to dividends and other matters);

•	advance notice procedures with respect to any proposal other than those adopted or recommended by our Board; and

•
provisions specifying that only a majority of the Board, the chairman of the Board, the president or holders of not less than one-tenth of all our shares entitled to vote may call a special meeting of stockholders.

Under the New Mexico Public Utility Act, approval of the New Mexico Public Regulation Commission is required for certain transactions which may result in our change in control or exercise of control.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued shares of our common stock sold under the Plan.  A registered broker/dealer affiliated with The Bank of New York Mellon, the Plan Administrator, will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to shares of our common stock sold under the Plan.  There are no trading fees or service charges allocated to participants in the Plan in connection with their purchases of such newly issued shares of common stock.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to waiver requests by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act.  We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.  We may, however, accept investments made pursuant to Requests for Waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to waiver requests under the Plan.  Those transactions may cause fluctuations in the trading volume of our common stock.  Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters.  We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan.  We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

We will pay any and all trading fees and related expenses incurred in connection with purchases of our common stock under the Plan, except that a trading fee (currently $0.06 per share) is included in the share price for open market purchases.  Upon withdrawal by a participant from the Plan by the sale of shares of our common stock held under the Plan, the participant will receive the proceeds of that sale less a transaction and trading fee and any required tax withholdings or transfer taxes.

You will not incur fees, commissions or expenses in connection with purchases made under the Plan, other than the current trading fee included in the open market share price of $0.06 per share.  This trading fee will not be charged to you for shares purchased with reinvested dividends.  If you direct the Plan Administrator to sell shares of common stock credited to your account, however, the Administrator will deduct from the sales proceeds: (1) any applicable service fee (currently $15.00 per sale transaction) plus (2) the applicable trading fee (currently $0.06 per share) and (3) if a wire request is made, a wire fee (currently $25 per wire request).  The current fees are set forth in Appendix A.

PLAN ADMINISTRATOR

Our Plan Administrator is The Bank of New York Mellon, 480 Washington Boulevard, Jersey City, NJ 07310.

LEGAL MATTERS

Certain legal matters in connection with the common stock offered hereby will be passed upon for us by Charles L. Moore, Esq., Associate General Counsel.  As of July 31, 2009, Charles L. Moore, Esq. held options to acquire 27,500 shares of our common stock (13,991 of which were exercisable).

EXPERTS

The financial statements and the related financial statement schedules, incorporated in this prospectus by reference from PNM Resources, Inc.’s Form 10-K filed on March 2, 2009 (updated on Form 8-K filed on May 19, 2009 as to the effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160),  and related disclosure in Notes 3, 9, 10, 11, and 21), and the effectiveness of PNM Resources, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion and include explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132R in 2006, the adoption of Financial Accounting Standards Board Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes in 2007, and Statement of Financial Accounting Standards No. 157 , Fair Value Measurements  in 2008, and retrospective adjustments related to the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

APPENDIX A

FEE SCHEDULE

Enrollment fee for new investors	No charge
Initial purchase of shares	Trading fee included in share price (currently $0.06 per share), applicable when shares are acquired by the Plan Administrator through its broker
Reinvestment of dividends	No charge. We will pay the applicable trading fee when shares are acquired by the Plan Administrator through its broker
Optional cash investments	Trading fee included in share price (currently $0.06 per share), applicable when shares are acquired by the Plan Administrator through its broker
Sale of shares (partial or full):
Transaction fee	$15.00 per sale transaction or liquidation
Trading fee	Currently $0.06 per share
Wire fee (optional)	Currently $25.00 per wire request
Gift or transfer of shares	No charge
Safekeeping of stock certificates	No charge
Certificate issuance	No charge for requesting that shares be purchased in certificated form instead of book-entry. Otherwise, $25.00 per request for a certificate for shares originally purchased in book-entry.
Returned checks or rejected automatic debit	$35.00 per check or transaction
Duplicate statements:
Current year	No charge
Prior year(s)	$20.00 flat fee per request per each prior year

PLAN FEES ARE AT THE DISCRETION OF PNM RESOURCES, INC.  INVESTORS SHOULD NOT RELY SOLELY ON THE ABOVE SCHEDULE AS FEES ARE SUBJECT TO CHANGE.  FOR MORE INFORMATION, PLEASE CONTACT THE PLAN ADMINISTRATOR AT 1-877-663-7775

A-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the distribution of the securities being registered. All amounts are estimated.

Amount to Be Paid Per Offering
SEC registration fee	$1,208.10
Printing fees	--
Accounting fees and expenses	1,500.00
Legal fees and expenses	10,000.00
Total	$12,708.10

Item 15.    Indemnification of Directors and Officers.

Section 6 of Article II of PNM Resources, Inc.’s Bylaws contains the following provisions with respect to indemnification of directors and officers:

Each person serving as a director or an officer of the Corporation, or, at the request of the Corporation, as a director or an officer of any other company in which the Corporation has a financial interest and regardless of whether or not the person is then in office, and the heirs, executors, administrators and personal representatives of the person, shall be indemnified by the Corporation to the full extent of the authority of the Corporation to so indemnify as authorized by New Mexico law.

Section 53-11-4.1 of the Business Corporation Act of the State of New Mexico provides that a corporation shall have power to indemnify any person made (or threatened to be made) a party to any proceeding (whether threatened, pending or completed) by reason of the fact that the person is or was a director (or, while a director, is or was serving in any of certain other capacities) if: (1) the person acted in good faith; (2) the person reasonably believed: (a) in the case of conduct in the person’s official capacity with the corporation, that the person’s conduct was in its best interests; and (b) in all other cases, that the person’s conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, but may be limited or unavailable with respect to certain proceedings. In some instances, indemnification of a director may be mandatory or, upon the application of a director, may be ordered by a court. Reasonable expenses incurred by a director may, under certain circumstances, be paid or reimbursed in advance of a final disposition of a proceeding. Unless limited by its articles of incorporation, a corporation may (or, as the case may be, shall) indemnify and advance expenses to an officer of the corporation to the same extent as to a director under Section 53-11-4.1. Also, unless limited by its articles of incorporation, a corporation has: (1) the power to indemnify and to advance expenses to an employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under the statute; and (2) additional power to indemnify and to advance reasonable expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, by-laws, general or specific action of its Board of Directors, or contract.

Section 53-11-4.1 was amended in 1987 to provide that the indemnification authorized thereunder shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under the articles of incorporation, the by-laws, an agreement, a resolution of shareholders or directors or otherwise. We have entered into agreements with each director and officer which provide for indemnification of directors and officers to the fullest extent permitted by law including advancement of litigation expenses where appropriate. The agreements provide for the appointment of a reviewing party by the Board of Directors to make a determination whether claimed indemnification is permitted under applicable law.

Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of PNM Resources, Inc. out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

Item 16.    Exhibits and Financial Statement Schedules.

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Exhibit Description
4.1	Second Amended and Restated PNM Resources, Inc. Direct Plan (incorporated by reference to Exhibit 99.1 to PNM Resources, Inc.’s Current Report on Form 8-K filed August 31, 2006.
5.1	Opinion of Charles L. Moore, Esq.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Charles L. Moore, Esq. (included in Exhibit 5.1 to this Registration Statement)
24.1	Powers of Attorney (included on page II-5 of this Registration Statement)

Item 17.    Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such effective date.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on August 10, 2009.

PNM RESOURCES, INC.

By:     /s/ Jeffry E. Sterba
           Jeffry E. Sterba
          Chairman, President and
          Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Jeffry E. Sterba, Charles N. Eldred  and Thomas G. Sategna and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her any and all capacities, to sign any and all amendments (including, without limitation, post-effective Amendments and any amendments or abbreviated registration statements increasing the amount of securities for which registration is being sought) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffry E. Sterba Jeffry E. Sterba	Chairman and Chief Executive Officer; Director (Principal Executive Officer)	August 10, 2009

/s/ Charles N. Eldred Charles N. Eldred	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 10, 2009

/s/ Thomas G. Sategna Thomas G. Sategna	Vice President and Corporate Controller (Principal Accounting Officer)	August 10, 2009

/s/ Adelmo E. Archuleta Adelmo E. Archuleta	Director	August 10, 2009

/s/ Julie A. Dobson Julie A. Dobson	Director	August 10, 2009

/s/ Robert R. Nordhaus Robert R. Nordhaus	Director	August 10, 2009

/s/ Manuel T. Pacheco Manuel T. Pacheco	Director	August 10, 2009

/s/ Robert M. Price Robert M. Price	Director	August 10, 2009

/s/ Bonnie S. Reitz Bonnie S. Reitz	Director	August 10, 2009

/s/ Donald K. Schwanz Donald K. Schwanz	Director	August 10, 2009

/s/ Joan B. Woodard Joan B. Woodard	Director	August 10, 2009